Contacts:	For Media:	For Financials:
	John S. Oxford	James C. Mabry IV
	Senior Vice President	Executive Vice President
	Chief Marketing Officer	Chief Financial Officer
	(662) 680-1219	(662) 680-1281
	joxford@renasant.com	jim.mabry@renasant.com

Renasant Announces Sale of
Renasant Insurance
to Sunstar Insurance Group
TUPELO, MISSISSIPPI (July 2, 2024) –Renasant Corporation (NYSE: RNST) announced today that it has sold the assets of Renasant Insurance, Inc. to Sunstar Insurance Group, LLC (“Sunstar”) effective as of July 1, 2024.

Sunstar is a regionally focused, industry leading insurance broker, risk management consultant and provider of employee benefits coverages and other human capital solutions based in Memphis, Tennessee. With more than $1.2 billion in premiums placed, Sunstar is ranked as the 33rd largest independent insurance agency in the country. Sunstar’s 700+ partners and employees operate from more than 50 offices in six states across the Southeast and Lower Midwest. The acquisition of Renasant Insurance, Inc. represents Sunstar’s strategic entry into the State of Mississippi.

Now a part of Sunstar, Renasant Insurance will rebrand itself as “Sunstar Insurance Services.” All current Renasant Insurance leadership and employees have joined Sunstar, and all Renasant Insurance locations will remain open following this transaction.

"This transaction provides a great opportunity for both our customers and employees to continue with Sunstar and build on the legacy of Renasant Insurance,” said Renasant CEO, Mitch Waycaster. “By joining Sunstar, our insurance customers will have access to an enhanced suite of products and services, and our employees will now benefit from Sunstar’s specialized resources and expertise.”

Foundational to Renasant’s mission is to be the financial services provider of choice in the communities we serve. As part of the transaction, Renasant will maintain a strategic relationship with Sunstar, which provides the opportunity for banking customers across Renasant’s geographic footprint to gain access to the value-added insurance and employee benefits products and services offered by Sunstar.

“Even with our new name, you’ll still be served by the same leadership, same people and same regional service,” said Bill Dalton, Sunstar Insurance Services President and former President of Renasant Insurance. “We’ve served this community for more than 25 years, and we are here to help protect what matters most so our customers can prosper in life and business. We believe now, more than ever, we are positioned to help our customers achieve great success.”

“We are excited to welcome former Renasant Insurance customers and employees into the Sunstar family,” commented Sunstar Chairman and CEO David L. Bowlin. “The leadership team of Renasant Insurance has built a premier insurance agency over the years, and under their continued leadership, coupled with additional resources and support from Sunstar, we believe Sunstar Insurance Services can expertly serve its current and future customers.”

Piper Sandler & Co. acted as exclusive financial advisor and Phelps Dunbar LLP served as legal counsel to Renasant Corporation.

For more information, please visit www.renasantbank.com or Renasant’s IR site at www.renasant.com. For more information on Sunstar, please visit https://sunstarinsurancegroup.com/.

ABOUT RENASANT CORPORATION:
Renasant Corporation is the parent of Renasant Bank, a 120-year-old financial services institution. Renasant has assets of approximately $17.3 billion and operates 185 banking,

lending, mortgage and wealth management offices throughout the Southeast as well as offering factoring and asset-based lending on a nationwide basis.

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